[WSGR Letterhead]
Exhibit 8.1
August 31, 2007
Catalytica Energy Systems, Inc.
Renegy Holdings, Inc.
301 W. Warner Road, Suite 132
Tempe, Arizona 85284
Ladies and Gentlemen:
     We have acted as counsel to Catalytica Energy Systems, Inc., a Delaware corporation (“Catalytica”) in connection with the preparation and execution of the Contribution and Merger Agreement (the “Agreement”), dated May 8, 2007, as amended, by and among (i) Catalytica (ii) Renegy Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Catalytica (“Holdings”), (iii) Snowflake Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), (iv) Renegy, LLC, an Arizona limited liability company (“Renegy”), (v) Renegy Trucking, LLC, an Arizona limited liability company (“Renegy Trucking”), (vi) Snowflake White Mountain Power, LLC, an Arizona limited liability company (“Snowflake” and, together with Renegy and Renegy Trucking, the “Companies”), (vii) Robert M. Worsley (“R. Worsley”), (viii) Christi M. Worsley (“C. Worsley”) and (ix) the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust” and, together with R. Worsley and C. Worsley, “Worsley”), pursuant to which, among other things, (A) Merger Sub will merge with and into Catalytica (the “Merger”), whereby Catalytica will continue as the surviving corporation in the Merger and the stockholders of Catalytica will receive shares of common stock of Holdings in exchange for their shares of Catalytica common stock (the “Exchange”) and (B) concurrent with the Merger, Worsley will contribute (the “Contribution”) all of the membership interests in the Companies (“Membership Interests”) indirectly held by Worsley to Holdings in exchange for shares of common stock of Holdings and warrants to purchase shares of common stock of Holdings issued to the Worsley Trust (the “Warrants”), whereby the Companies will become wholly owned subsidiaries of Holdings.
     The Merger and the Contribution and the transactions contemplated in connection therewith (including the Exchange) (the “Transactions”) are described in the Registration Statement on Form S-4 (File No. 333-144110) (as may be amended from time to time, including post-effective amendments (the “Registration Statement”), of Holdings, which includes the Prospectus relating to the Merger (the “Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.
     In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent

Catalytica Energy Systems, Inc.
Renegy Holdings, Inc.
August 31, 2007

investigation or examination thereof (i) that the Transactions will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof, and (ii) the continuing truth and accuracy at all relevant times of the statements, representations and warranties made by Holdings, Catalytica, Merger Sub, the Companies and Worsley in the Agreement and the Prospectus. Furthermore, this opinion is contingent upon the receipt of letters containing customary representations to be delivered prior to the Closing by Holdings, Catalytica, Merger Sub, the Companies and Worsley (the “Representation Letters”).
     Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger,” subject to the limitations and qualifications described therein, represents our opinion as to the tax consequences of the Transactions to the stockholders of Catalytica.
     There can be no assurance that changes in the law will not take place that could affect the material United States federal income tax consequences of the Transactions or that contrary positions may not be taken by the Internal Revenue Service. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect or if the parties fail to deliver the Representation Letters, our opinion might be adversely affected and may not be relied upon.
     This opinion is furnished to you for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement under the captions “Material United States Federal Income Tax Consequences of the Merger” and “Legal and Tax Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati